Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2009 with respect to the consolidated financial statements and internal control over financial reporting of Atlas Pipeline Partners, L.P. and subsidiaries appearing in the 2008 Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

June 16, 2009